CME Group Index Services LLC
$612,500,000 4.40% Senior Notes due 2018 PURCHASE AGREEMENT March 8, 2010

Purchase Agreement

March 8, 2010

Barclays Capital Inc.
Banc of America Securities LLC
UBS Securities LLC
As Representatives of the several Initial Purchasers
c/o	Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019

Ladies and Gentlemen:

CME Group Index Services LLC, a Delaware limited liability company (the “Company”) proposes to sell to the several Initial Purchasers named in Schedule I hereto (the “Initial Purchasers,” which term shall also include any initial purchasers substituted as hereinafter provided in Section 10 hereof), acting severally and not jointly, the respective amounts set forth in such Schedule I of $612,500,000 aggregate principal amount of the Company’s 4.40% Senior Notes due 2018 (the “Notes”). The Notes will be unconditionally guaranteed (the “Guarantee”) as to payment of principal, premium, if any, and interest by CME Group Inc., a Delaware corporation (the “Guarantor”). Barclays Capital Inc., Banc of America Securities LLC and UBS Securities LLC shall act as representatives (the “Representatives”) of the several Initial Purchasers.

The Notes will be issued pursuant to an indenture, dated as of March 18, 2010 (the “Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a Letter of Representations, to be dated on or before the Closing Date (as defined in Section 4 below), among the Company, the Trustee and the Depositary.

The Company understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and in the Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Disclosure Package (as defined herein) (the first time when sales of the Notes are made is referred to as the “Initial Sale Time”). The Notes are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indenture, investors who acquire Notes shall be deemed to have agreed that Notes may only be resold or otherwise transferred, after the date hereof, if such Notes are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

The Company and the Guarantor have prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated March 8, 2010 (the “Preliminary Offering Memorandum”), and has prepared and delivered to each Initial Purchaser copies of a final term sheet containing only a description of the Notes, in a form approved by the Representatives and attached as Schedule II hereto, (such term sheet, the “Final Term Sheet”). The Preliminary Offering Memorandum and the Term Sheet are herein referred to as the “Disclosure Package.” Promptly after this Agreement is executed and delivered, the Company and the Guarantor will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

All references herein to the terms “Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed by the Guarantor under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Time of Sale and incorporated by reference in the Final Offering Memorandum.

1. Representations and Warranties of the Company and the Guarantor. The Company and the Guarantor jointly and severally represent and warrant to and agree with each of the Initial Purchasers as of the date hereof, as of the Initial Sale Time and as of the Closing Date (in each case, a “Representation Date”) (references in this Section 1 to the “Offering Memorandum” are to (x) the Disclosure Package in the case of representations and warranties made as of the date hereof or as of the Initial Sale Time and (y) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Date) that:

(a) Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 3 hereof and with the procedures set forth in Section 6A hereof, it is not necessary in connection with the offer, sale and delivery of the Notes and the Guarantee to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes or the Guarantee under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) None of the Company, the Guarantor or their respective affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantor make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes or the Guarantee in a manner that would require the Notes or the Guarantee to be registered under the Securities Act. None of the Company, the Guarantor or their respective Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantor make no representation or warranty) has engaged or will engage, in connection with the offering of the Notes and the Guarantee, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Notes and the Guarantee sold in reliance upon Regulation S, (i) none of the Company, the Guarantor, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantor make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company, the Guarantor and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantor make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 6(a)) as of the Closing Date did not include and will not include an untrue statement of a material fact and did not omit and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Final Offering Memorandum or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company or the Guarantor in writing by any of the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser through the Representatives consists of the information described as such in Section 8(b) hereof.

(e) As of the Initial Sale Time and as of the Closing Date, the Disclosure Package did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company or the Guarantor by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser through the Representatives consists of the information described as such in Section 8(b) hereof.

(f) The Company and the Guarantor have not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes other than (i) the Disclosure Package, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case used in accordance with Section 6(a). Each such communication by the Company, the Guarantor or their respective agents and representatives pursuant to clause (iii) of the preceding sentence (each, a “Company Additional Written Communication”), when taken together with the Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from any Company Additional Written Communication made in reliance upon and in conformity with information furnished to the Company or the Guarantor in writing by any of the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser through the Representatives consists of the information described as such in Section 8(b) hereof..

(g) The documents incorporated or deemed to be incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum (i) as of the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act and (ii) when read together with the other information in the Disclosure Package, as of the Initial Sale Time, and when read together with the other information in the Final Offering Memorandum, as of the date of the Final Offering Memorandum and as of the Closing Date, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) The Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”); all of the issued shares of capital stock of the Guarantor have been duly authorized and validly issued and are fully paid and non-assessable.

(i) Each “significant subsidiary” of the Guarantor (as such term is defined in Rule 1-02 of Regulation S-X), including for purposes of this Agreement only, the Company (each, a “Subsidiary” and together, the “Subsidiaries”) has been duly incorporated or organized, is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or organization to the extent such concept is applicable in such jurisdiction, has the corporate or limited liability company power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and, except for Chicago Mercantile Exchange Inc., which is in the process of qualifying in New York, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or limited liability company interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Guarantor, free and clear of any security interest, mortgage, pledge, lien encumbrance or claim; provided that upon consummation of transactions contemplated by the contribution agreement, dated as of February 10, 2010 (the “Contribution Agreement”), among News Corporation, Dow Jones & Company, Inc., Dingo Smith Trademark Holdings LLC, the Guarantor, Board of Trade of the City of Chicago, Inc., CME Index Holdings LLC (f/k/a CIMD Holdings, LLC) and the Company, 90% of the limited liability company interests in the Company will be owned indirectly by the Guarantor. The Guarantor’s sole “significant subsidiaries,” other than the Company, are Board of Trade of the City of Chicago, Inc., Chicago Mercantile Exchange Inc. and New York Mercantile Exchange Inc.

(j) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(k) The authorized capital stock of the Guarantor conforms as to legal matters to the description thereof contained in the Disclosure Package and the Final Offering Memorandum.

(l) The Indenture has been duly authorized by the Company and the Guarantor and, when duly executed and delivered by the Company, the Guarantor and the Trustee, will constitute a valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(m) The Notes to be purchased by the Initial Purchasers from the Company have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, as of the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(n) The Guarantee has been duly authorized by the Guarantor in connection with the issuance and sale of the Notes pursuant to this Agreement and the Indenture and, as of the Closing Date, will have been duly executed by the Guarantor and, when issued and delivered, will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(o) The Notes and the Guarantee, upon issuance, and the Indenture, upon execution, will conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Offering Memorandum.

(p) The statements in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Annual Report”) under the caption “Regulatory Matters,” in each case insofar as such statements constitute a summary of certain provisions of specific agreements, statutes or regulations referred to therein, fairly present and summarize, in all material respects, such provisions referred to therein (it being understood that the Guarantor makes no representation or warranty with respect to the status of any legislative matters).

(q) The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the Indenture and the issuance and sale of the Notes and the Guarantee and compliance by the Company and the Guarantor with the terms thereof (x) have been duly authorized by all necessary corporate or limited liability company action, (y) will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws or other organizational documents of the Guarantor or any of its Subsidiaries (including the Company), (iii) any indenture, mortgage, deed of trust, credit agreement, lease or other agreement or instrument binding upon the Guarantor or any of its Subsidiaries (including the Company) that is material to the Guarantor and its Subsidiaries (including the Company), taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor or any of its Subsidiaries (including the Company), except for any breach or contravention described in clause (i), (iii) or (iv) which would not, singly or in the aggregate, have a Material Adverse Effect or will not materially and adversely affect the Company’s or the Guarantor’s ability to perform its respective obligations under this Agreement, the Indenture, the Notes and the Guarantee or consummate the transactions contemplated hereby and thereby and (z) will not constitute a Debt Repayment Triggering Event (as defined below) under any indenture, mortgage, deed of trust, credit agreement, lease or other agreement or instrument binding upon the Guarantor (except for such Debt Repayment Triggering Events that would not result in a Material Adverse Effect or will not materially and adversely affect the ability of the Company or the Guarantor to perform its respective obligations under this Agreement, the Indenture, the Notes or the Guarantee or consummate the transactions contemplated hereby and thereby); and no consent, approval, authorization or order of, or qualification with, any governmental body or agency, including but not limited to the Commodity Futures Trading Commission, is required for the performance by the Company or the Guarantor of its respective obligations under this Agreement, except such as have been obtained prior to the date hereof or may be required by the securities or blue sky laws of the various states, or any applicable law, rule or regulation of any foreign jurisdiction in connection with the offer and sale of the Notes and except, in each case, as would not singly or in the aggregate have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Guarantor, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Guarantor or any of its Subsidiaries (including the Company).

(r) The Contribution Agreement has been duly authorized, executed and delivered by the Company, the Guarantor, Board of Trade of the City of Chicago, Inc. and CME Group Index Holdings LLC, and constitutes a valid and binding agreement of each such company, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under the Contribution Agreement and the consummation of the transactions contemplated by the Contribution Agreement and compliance by the Company and the Guarantor with the terms thereof (x) will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws or other organizational documents of the Guarantor or any of its Subsidiaries (including the Company), (iii) any indenture, mortgage, deed of trust, credit agreement, lease or other agreement or instrument binding upon the Guarantor or any of its Subsidiaries (including the Company) that is material to the Guarantor and its Subsidiaries (including the Company), taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Guarantor or any of its Subsidiaries (including the Company), except for any breach or contravention described in clause (i), (iii) or (iv) which would not, singly or in the aggregate, have a Material Adverse Effect or will not materially and adversely affect the Company’s or the Guarantor’s ability to perform its respective obligations under this Agreement or the Contribution Agreement or consummate the transactions contemplated hereby and thereby and (y) will not constitute a Debt Repayment Triggering Event under any indenture, mortgage, deed of trust, credit agreement, lease or other agreement or instrument binding upon the Guarantor (except for such Debt Repayment Triggering Events that would not result in a Material Adverse Effect or will not materially and adversely affect the ability of the Company or the Guarantor to perform its respective obligations under this Agreement, the Indenture and the issuance and sale of the Notes and the Guarantee. The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the Indenture and the issuance and sale of the Notes and the Guarantee and compliance by the Company and the Guarantor with the terms thereof, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the Contribution Agreement.

(s) Since the respective dates as of which information is given in the Disclosure Package or the Final Offering Memorandum, except as otherwise stated therein, (A) other than (i) issuances and/or repurchases of capital stock in the ordinary course of business, (ii) issuances and/or redemptions of commercial paper from time to time in the ordinary course of business or otherwise pursuant to agreements described in the Disclosure Package or the Final Offering Memorandum, or (iii) any intercompany loans, there has not occurred any change in the capital stock or long-term debt of the Guarantor or any of its Subsidiaries (including the Company), or any material adverse change, or any development reasonably likely to result in a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and its Subsidiaries (including the Company), taken as a whole (a “Material Adverse Change”), (B) there have been no transactions entered into by the Guarantor or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Guarantor and its subsidiaries considered as one enterprise and (C) except for regularly quarterly dividends on the common stock of the Guarantor, there has been no dividend or distribution of any kind declared, paid or made by the Guarantor on any class of its capital stock.

(t) There are no legal or governmental proceedings pending or, to the knowledge of the Guarantor, threatened to which the Guarantor or any of its Subsidiaries (including the Company) is a party or to which any of the properties of the Guarantor or any of its Subsidiaries (including the Company) is subject which, if determined adversely to the Company or such Subsidiary, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement or the Contribution Agreement.

(u) Neither the Guarantor nor the Company is or, after giving effect to the offering and sale of the Notes and the use of the proceeds therefrom as described in the Preliminary Offering Memorandum and the Final Offering Memorandum will be, an “investment company” subject to registration and regulation, as such term is defined in the Investment Company Act of 1940, as amended.

(v) The Guarantor and its Subsidiaries (including the Company) have good and marketable title to all real property owned by them, free and clear of all liens, encumbrances and defects except such as are described in the Disclosure Package and the Final Offering Memorandum or such as would not have a Material Adverse Effect; and any real property and buildings held under lease by the Guarantor and its Subsidiaries (including the Company) are held by them under valid, subsisting and enforceable leases with such exceptions as are described in the Disclosure Package and the Final Offering Memorandum or as would not have Material Adverse Effect.

(w) The Guarantor and its Subsidiaries (including the Company) own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them except where the failure to so own or possess would not, singly or in the aggregate, result in a Material Adverse Effect, and, except as described in the Disclosure Package and the Final Offering Memorandum, neither the Guarantor nor any of its Subsidiaries (including the Company) has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(x) No labor dispute with the employees of the Guarantor or any of its Subsidiaries (including the Company) exists, except as described in the Disclosure Package and the Final Offering Memorandum, or, to the knowledge of the Guarantor, is imminent, except such disputes that would not have a Material Adverse Effect.

(y) The Guarantor and each of its Subsidiaries (including the Company ) has all necessary consents, licenses, authorizations, approvals, exemptions, orders, certificates and permits (collectively, the “Consents”) of and from, and has made all filings and declarations (collectively, the “Filings”) with, all federal, state, local and foreign governmental and regulatory authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Disclosure Package and the Final Offering Memorandum, except where the failure to have such Consents or to make such Filings would not, individually or in the aggregate, have a Material Adverse Effect; all such Consents and Filings are in full force and effect, the Guarantor and its Subsidiaries (including the Company) are in compliance with such Consents and neither the Guarantor nor any of its Subsidiaries (including the Company) has received any notice of any inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such Consent or otherwise impose any limitation on the conduct of the business of the Guarantor or any of its Subsidiaries (including the Company), except as set forth in the Disclosure Package and the Final Offering Memorandum or any such failure to be in full force and effect, failure to be in compliance with, suspension, revocation or limitation which would not, singly or in the aggregate, have a Material Adverse Effect; the Guarantor and its Subsidiaries (including the Company) are in compliance with, and conduct their businesses in conformity with, all applicable laws and regulations, except where the failure to so comply or conform would not have a Material Adverse Effect.

(z) Neither the Guarantor nor any of its Subsidiaries (including the Company) is (i) in violation of its certificate of incorporation or by-laws or other organizational documents or (ii) in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, credit agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, except for any default described in clause (ii) which would not have a Material Adverse Effect.

(aa) The Guarantor and each of its Subsidiaries (including the Company) have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or has requested extensions thereof (except for cases in which the failure to file would not have a Material Adverse Effect) and have paid all taxes required to be paid thereon, and, except as currently being contested in good faith and for which reserves required by generally accepted accounting principles as applied in the United States (“GAAP”) have been created on the financial statements of the Guarantor, no tax deficiency has been determined adversely to the Guarantor or any of its Subsidiaries (including the Company) which has had a Material Adverse Effect.

(bb) The Guarantor maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Guarantor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Guarantor’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate to allow timely decisions regarding disclosure.

(cc) The Guarantor maintains, on a consolidated basis, an effective system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd) Except as disclosed in the Disclosure Package and the Final Offering Memorandum, since the end of the Guarantor’s most recent audited fiscal year, there has been (i) no material weakness in the Guarantor’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Guarantor’s internal control over financial reporting.

(ee) Neither the Company nor the Guarantor has taken and will take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company or the Guarantor to facilitate the sale or resale of the Notes.

(ff) Ernst & Young LLP, who have certified certain financial statements of the Guarantor and its subsidiaries, are independent public accountants as required by the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder and are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

(gg) The financial statements of the Guarantor together with the related notes thereto incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum present fairly, in all material respects, the consolidated financial position of the Guarantor and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements comply as to form with the accounting requirements of the Securities Act and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The selected financial data and the summary financial information included in the Preliminary Offering Memorandum and the Final Offering Memorandum present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum.

(hh) None of the Guarantor, any of its Subsidiaries (including the Company) or, to the knowledge of the Guarantor, any director, officer, agent, employee or affiliate of the Guarantor or any of its Subsidiaries (including the Company) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA (as defined below), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Guarantor, its Subsidiaries (including the Company) and, to the knowledge of the Guarantor, its affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ii) The operations of the Guarantor and its Subsidiaries (including the Company) are in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its Subsidiaries (including the Company) with respect to the Money Laundering Laws is pending or, to the knowledge of the Guarantor, threatened.

(jj) Neither the Guarantor nor any of its Subsidiaries (including the Company) nor, to the knowledge of the Guarantor, any director, officer, agent, employee or affiliate of the Guarantor or any of its Subsidiaries (including the Company) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor the Guarantor will knowingly, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) The Company, the Guarantor and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantor make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902. The Notes sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Securities Act.

2. Agreements to Sell and Purchase. The Company hereby agrees to issue and sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth opposite their names on Schedule I, plus any additional principal amount of Notes that such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 10 hereof, at a purchase price of 99.39% of the principal amount of the Notes, plus accrued and unpaid interest, if any, from March 18, 2010 (the “Purchase Price”), payable on the Closing Date. The Company will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

3. Initial Purchasers Representations. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company and the Guarantor that:

(a) it will offer and sell the Notes and the Guarantee only to (a) persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“Qualified Institutional Buyers”) in transactions meeting the requirements of Rule 144A or (b) upon the terms and conditions set forth in Annex I to this Agreement;

(b) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(c) it will not and none of its Affiliates or any person acting on its behalf (other than the Company and the Guarantor, as to whom the Initial Purchasers make no representation or warranty) will offer or sell the Notes and the Guarantee by, any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

4. Payment and Delivery. Payment for the Notes to be sold by the Company shall be made to an account specified by the Company by wire transfer of immediately available funds against delivery of such Notes for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 18, 2010 (unless postponed in accordance with the provisions of Section 10 hereof), or at such other time on the same or such other date, not later than March 25, 2010, as shall be designated in writing by the Representatives, at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606. The time and date of such payment are hereinafter referred to as the “Closing Date.”

The Notes shall be registered in such names and such denominations ($2,000 and integral multiples of $1,000 in excess thereof) as the Representatives shall request in writing not later than one full business day prior to the Closing Date. The Notes shall be delivered to the Representatives on the Closing Date for the respective accounts of the several Initial Purchasers, unless the Representatives shall otherwise instruct, with any transfer taxes payable in connection with the transfer of the Notes to the Initial Purchasers duly paid by the Company, against payment of the Purchase Price therefor.

5. Conditions to the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantor set forth in Section 1 hereof as of each Representation Date as though then made and to the timely performance by the Company and the Guarantor of their respective covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading in the rating accorded to the Notes or any of the Guarantor’s other debt securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Notes or any of the Guarantor’s other debt securities; and

(ii) there shall not have occurred or be existing any Material Adverse Change which is not described in the Disclosure Package and the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that makes it, in the Representatives’ judgment, impracticable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated in the Disclosure Package and the Final Offering Memorandum.

(b) The Initial Purchasers shall have received on the Closing Date:

(i) a certificate, dated the Closing Date and signed by the an authorized representative of the Company reasonably acceptable to the Representatives, (i) to the effect set forth in Section 5(a) above, (ii) confirming that, to the knowledge of such person, the representations and warranties of the Company in Sections 1(d) and 1(e) hereof are true and correct, (iii) confirming that the other representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date, and (iv) confirming that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date; and

(ii) a certificate, dated the Closing Date and signed by the Chairman of the Board or the Chief Executive Officer or the President or a Managing Director of the Guarantor and the Chief Financial Officer or Chief Accounting Officer of the Guarantor, (i) to the effect set forth in Section 5(a) above, (ii) confirming that, to the knowledge of such officer, the representations and warranties of the Guarantor in Sections 1(d) and 1(e) hereof are true and correct, (iii) confirming that the other representations and warranties of the Guarantor contained in this Agreement are true and correct as of the Closing Date, and (iv) confirming that the Guarantor has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officers signing and delivering such certificate may rely upon the best of their knowledge as to proceedings threatened.

(c) The Initial Purchasers shall have received on the Closing Date an opinion of Kirkland & Ellis LLP, outside counsel for the Company and the Guarantor, dated the Closing Date, to the effect set forth on Exhibit A and otherwise in form and substance satisfactory to the Representatives.

(d) The Initial Purchasers shall have received on the Closing Date an opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary of the Guarantor, dated the Closing Date, to the effect set forth on Exhibit B and otherwise in form and substance satisfactory to the Representatives.

(e) The Initial Purchasers shall have received on the Closing Date an opinion of Mayer Brown LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Representatives.

(f) The Initial Purchasers shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance reasonably satisfactory to the Representatives, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Disclosure Package and the Final Offering Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g) Prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

6. Covenants of the Company. In further consideration of the agreements of the Initial Purchasers herein contained, the Company covenants with each Initial Purchaser as follows:

(a) The Company will promptly notify the Representatives, and confirm the notice in writing, of the suspension of the qualification of the Notes and the Guarantee for offering or sale in any jurisdiction, or of the intention or threatening of any proceedings for any of such purposes.

(b) As promptly as practicable following the Initial Sale Time and in any event not later than the second business day following the date hereof, the Company and the Guarantor will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Term Sheet. The Company and the Guarantor will not amend or supplement the Preliminary Offering Memorandum. The Company and the Guarantor will not amend or supplement the Disclosure Package or the Final Offering Memorandum prior to the Closing Date unless the Representatives shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement.

(c) The Company will deliver to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum as such Initial Purchaser may reasonably request, and the Company and the Guarantor hereby consent to the use of such copies for purposes of soliciting purchasers of the Notes. The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum as such Initial Purchaser may reasonably request.

(d) If at any time prior to the Closing Date, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Initial Purchasers or for the Company and the Guarantor, to supplement the Disclosure Package or the Final Offering Memorandum in order that the Disclosure Package or the Final Offering Memorandum, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the Initial Sale Time and as of the time it is delivered or conveyed to a purchaser, not misleading, or if it shall be necessary, in the opinion of either such counsel, at any such time to amend or supplement the Disclosure Package or the Final Offering Memorandum in order to comply with the requirements of any law, the Company and the Guarantor will (1) notify the Representatives of any such event, development or condition and (2) promptly prepare, subject to Section 6(a) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Disclosure Package or the Final Offering Memorandum comply with such law, and the Company and the Guarantor will furnish to the Initial Purchasers, without charge, such number of copies of such amendment or supplement as the Initial Purchasers may reasonably request.

(e) The Company and the Guarantor shall cooperate with the Representatives and counsel for the Initial Purchasers to qualify or register the Notes and the Guarantee for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes and the Guarantee. The Company and the Guarantor shall not be required to qualify to transact business or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign business. The Company and the Guarantor will advise the Representatives promptly after the Company or the Guarantor, as the case may be, becomes aware of the suspension of the qualification or registration of (or any such exemption relating to) the Notes or the Guarantee for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company and the Guarantor shall use their respective reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f) The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Preliminary Offering Memorandum and the Final Offering Memorandum.

(g) The Company and the Guarantor will cooperate with the Initial Purchasers and use its reasonable efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

(h) Prior to the completion of the placement of the Notes and the Guarantee by the Initial Purchasers with the Subsequent Purchasers, the Guarantor shall file, on a timely basis, with the Commission all reports and documents required to be filed under Section 13 or 15 of the Exchange Act. Additionally, at any time when the Guarantor is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Notes, the Guarantor shall furnish, at its expense, upon request, to holders and beneficial owners of the Notes and prospective purchasers of the Notes and the Guarantee information (“Additional Issuer Information”) with respect to the Guarantor satisfying the requirements of Rule 144A(d).

(i) During the period commencing on the date hereof and ending on the Closing Date, the Company and the Guarantor will not, without the prior written consent of the Representatives sell, offer, contract or otherwise dispose of or transfer any debt securities of the Company or the Guarantor or guaranteed by the Guarantor substantially similar to the Notes (other than as contemplated by this Agreement with respect to the Notes).

(j) The Company and the Guarantor agree that they will not and will cause their respective Affiliates not to make any offer or sale of securities of the Company or the Guarantor of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Company and the Guarantee by the Guarantor to the Initial Purchasers, (ii) the resale of the Notes and the Guarantee by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Notes and the Guarantee by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k) The Company and the Guarantor agree that they will not and will not permit any of their respective Affiliates or any other person acting on their behalf (other than the Initial Purchasers, as to which no covenant is given) to (i) solicit offers for, or offer or sell, the Notes or the Guarantee by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts with respect to the Notes and the Guarantee within the meaning of Regulation S, and the Company and the Guarantor will and will cause all such persons to comply with the offering restrictions requirement of Regulation S with respect to the Notes and the Guarantee.

(l) The Company and the Guarantor will not, and will not permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes or the Guarantee that have been reacquired by any of them other than in a transaction that otherwise complies with Rule 144.

(m) Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

The Representatives, on behalf of the several Initial Purchasers, may, in their sole discretion, waive in writing the performance by the Company or the Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

6A. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company and the Guarantor, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Notes and the Guarantee:

(a) Offers and sales of the Notes and the Guarantee will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes and the Guarantee may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(b) The Notes and the Guarantee will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Notes and the Guarantee.

(c) Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

“THIS NOTE AND THE RELATED GUARANTEE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE AND THE RELATED GUARANTEE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) TO CME GROUP INDEX SERVICES LLC (THE “ISSUER”) OR ANY OF ITS SUBSIDIARIES, (II) SO LONG AS THIS NOTE AND THE RELATED GUARANTEE ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES ISA QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (III) IN AN OFFSHORE TRANSACTION TO A NON-U.S. PERSON IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE AND THE RELATED GUARANTEE, REPRESENTS AND AGREES THAT IT WILL NOTIFY ANY PURCHASER OF THIS NOTE AND THE GUARANTEE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ONLY WITH THE CONSENT OF THE ISSUER.”

Following the sale of the Notes and the Guarantee by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company or the Guarantor for any losses, damages or liabilities suffered or incurred by the Company or the Guarantor, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Notes.

7. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company and the Guarantor agree to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Guarantor’s accountants in connection with the delivery of the Notes under the Securities Act and all other fees or expenses in connection with the preparation of the Preliminary Offering Memorandum, the Final Offering Memorandum and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Initial Purchasers and dealers, in the quantities hereinabove specified; (ii) all costs and expenses related to the issuance and delivery of the Notes to the Initial Purchasers, including any necessary issue, transfer or other stamp taxes payable thereon; (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum requested by the Representatives in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers (not to exceed $20,000 in the aggregate) in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum; (iv) the cost of printing certificates representing the Notes; (v) the costs and charges of any transfer agent, registrar or depositary; (vi) the costs and expenses of the Company and the Guarantor relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and the Guarantor and any such consultants, and the cost of any aircraft chartered in connection with the road show; (vii) the document production charges and expenses associated with printing this Agreement; (viii) all expenses of the Company and the Guarantor in connection with any offer and sale of the Notes outside of the United States; (ix) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes, (x) any fees payable in connection with the rating of the Notes with the ratings agencies, (xi) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Guarantor in connection with approval of the Notes by the Depositary for “book-entry” transfer and (xii) all other costs and expenses incident to the performance of the respective obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 and Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, issue, transfer or other stamp taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

8. Indemnity and Contribution.

(a) The Company and the Guarantor agree to jointly and severally indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such indemnified party in connection with defending or investigating any such action or claim) arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Final Offering Memorandum (as amended or supplemented if the Company or the Guarantor shall have furnished any amendments or supplements thereto), or any Company Additional Written Communication or arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, insofar as such losses, claims, damages or liabilities arise out of or are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company or the Guarantor in writing by such Initial Purchaser through the Representatives expressly for use therein. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company or the Guarantor may otherwise have.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, the Guarantor and each person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such indemnified party in connection with defending or investigating any such action or claim) arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum or the Final Offering Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only with reference to information relating to such Initial Purchaser furnished to the Company or the Guarantor in writing by such Initial Purchaser through the Representatives expressly for use therein; it being understood and agreed that the only such information furnished to the Company or the Guarantor by any Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Final Offering Memorandum or any amendments or supplements thereto consists of the statements set forth in the third sentence of the first paragraph under “Plan of Distribution —New Issue of Notes” and the three paragraphs under “Plan of Distribution —Price Stabilization and Short Positions” in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing, and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Initial Purchasers and all persons, if any, who control any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Initial Purchaser within the meaning of Rule 405 under the Securities Act and (ii) the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, the Guarantor and each person, if any, who controls the Company or the Guarantor within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchasers and such control persons and affiliates of any Initial Purchasers, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, the Guarantor and such control persons of the Company and the Guarantor, such firm shall be designated in writing by the Guarantor. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Initial Purchasers, in each case as set forth on the cover of the Final Offering Memorandum, bear to the aggregate Purchase Price (after deducting the underwriting discounts and commissions) of the Notes. The relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective aggregate principal amount of Notes they have purchased hereunder, and not joint.

(e) The Company, the Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the underwriting commissions received by such Initial Purchaser in connection with the Notes underwritten by it and distributed to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser, or the Company, the Guarantor, their respective officers or directors or any person controlling the Company or the Guarantor and (iii) acceptance of and payment for any of the Notes.

9. Termination. The Initial Purchasers may terminate this Agreement by notice given by the Representatives to the Company and the Guarantor, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the Nasdaq National Market, (ii) trading of any securities of the Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Representatives’ judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Representatives’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Memorandum.

10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the aggregate principal amount of Notes set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as the Representatives may specify, to purchase the Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the aggregate principal amount of Notes that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such aggregate principal amount of Notes without the written consent of such Initial Purchaser. If, on the Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased, and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser, the Company or the Guarantor, except that the provisions of Sections 7 (Expenses), 8 (Indemnity and Contribution) and 17 (Governing Law Provisions) shall at all times be effective and shall survive such termination. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Preliminary Offering Memorandum and the Final Offering Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement. As used in this Agreement, the term “Initial Purchasers” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 10.

11. Reimbursement of Initial Purchasers’ Expenses. If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Guarantor shall be unable to perform its respective obligations under this Agreement, the Company and the Guarantor will, upon demand, reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

12. No Fiduciary Duty. The Company and the Guarantor acknowledge and agree that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s length commercial transaction between the Company and the Guarantor, on the one hand, and the several Initial Purchasers, on the other hand, and the Company and the Guarantor are capable of evaluating, and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the advisor, agent or fiduciary of the Company, the Guarantor, any of their respective affiliates or any person or entity, (iii) no Initial Purchaser has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company or the Guarantor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or the Guarantor on other matters) and no Initial Purchaser has any obligation to the Company or the Guarantor with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or the Guarantor and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Guarantor have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

13. Entire Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Guarantor, on the one hand, and the several Initial Purchasers, on the other hand, with respect to the subject matter hereof. The Company and the Guarantor hereby waive and release, to the fullest extent permitted by law, any claims that they may have against the several Initial Purchasers with respect to any breach or alleged breach of agency or fiduciary duty.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Facsimile: 646-834-8133, with a copy to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019; Banc of America Securities LLC, One Bryant Park, New York, New York 10036, Attention: High Grade Debt Capital Markets Transaction Management/Legal, Facsimile: (212) 901-7881 and UBS Securities LLC, 677 Washington Boulevard, Stamford, Connecticut 06901, Attention: Fixed Income Syndicate, Facsimile: (203) 719-0495; and notices to the Company and the Guarantor shall be directed to the Guarantor at 20 South Wacker Drive, Chicago, Illinois, 60606, Attention: Treasurer, Facsimile: 312-930-3016, with a copy to the Guarantor at 20 South Wacker Drive, Chicago, Illinois, 60606, Attention: Chief Financial Officer, Facsimile: 312-930-3016 and the Guarantor at 20 South Wacker Drive, Chicago, Illinois, 60606,Attention: Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, Facsimile: (312) 930-4556.

15. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 10 hereof, and to the benefit of the directors, officers, employees, agents and controlling persons referred to in Section 8, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Initial Purchasers merely by reason of such purchase.

16. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

17. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

18. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification and contribution provisions of Section 8, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Section 8 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company and the Guarantor, their respective affairs and their respective businesses in order to assure that adequate disclosure has been made in the Disclosure Package and the Final Offering Memorandum (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

Very truly yours,

CME GROUP INDEX SERVICES LLC

By:      CME GROUP INDEX HOLDINGS LLC
Its:       Manager

By:      BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

Its:       Manager

By:         /s/ James E. Parisi
Name:  James E. Parisi
Title:    Chief Financial Officer

CME GROUP INC.

By:       /s/ James E. Parisi
Name: James E. Parisi
Title: Chief Financial Officer

Accepted as of the date hereof

BARCLAYS CAPITAL INC.

BANC OF AMERICA SECURITIES LLC
UBS SECURITIES LLC
Acting severally on behalf of themselves and
the several Initial Purchasers named in Schedule I hereto.

By: Barclays Capital Inc.

By:       /s/ Pamela Kendall
Name: Pamela Kendall
Title: Director

By: Banc of America Securities LLC

By:       /s/ Casper Bentinck
Name: Casper Bentinck
Title: Managing Director

By: UBS Securities LLC

By:       /s/ James Stewart
Name: James Stewart
Title: Senior Advisor

By:       /s/ Donato Guiseppe
Name: Donato Giuseppe
Title: Director

SCHEDULE I

Aggregate
Principal Amount
of Notes To
Initial Purchaser	Be Purchased
Barclays Capital Inc. Barclays Capital Inc.	$245,000,000
Banc of America Securities LLC	122,500,000
UBS Securities LLC	122,500,000
Lloyds TSB Bank plc	36,750,000
Scotia Capital (USA) Inc.	27,562,000
BMO Capital Markets Corp.	21,438,000
Mitsubishi UFJ Securities (USA), Inc.	21,438,000
PNC Capital Markets LLC	15,312,000
Total	$612,500,000

SCHEDULE II

Form of Final Term Sheet

$612,500,000
CME Group Index Services LLC
4.40% Senior Notes due 2018
Unconditionally and Irrevocably Guaranteed by
CME Group Inc.

Pricing Term Sheet

Issuer:	CME Group Index Services LLC
Guarantor:	CME Group Inc.
Security Type:	Rule 144A Senior Unsecured Notes
Expected Ratings:	Aa3 (Moody’s) / AA (S&P)
Size:	$612,500,000
Trade Date:	March 8, 2010
Settlement Date:	March 18, 2010 (T+8)
Maturity:	March 15, 2018
Interest Rate Per Annum:	4.40%
Interest Payment Dates:	Semiannually, on March 15 and September 15 of each year
First Interest Payment Date:	September 15, 2010
Offering Price:	99.80%
Treasury Benchmark:	UST 3.0% due 02/28/2017
Treasury Benchmark Price:	99-06
Treasury Benchmark Yield:	3.13%
Re-offer Spread vs. Treasury:	130 bps
Yield to Maturity:	4.43%
Gross Fees	0.41%
Net Proceeds:	$608,763,750
Optional Redemption:	Make-whole redemption at any time at a discount rate of Treasury plus 20 bps
Special Mandatory Redemption:
If the “Transactions” (as defined in the Preliminary
Offering Memorandum) are not consummated on or prior
to July 1, 2010 or the “Contribution Agreement” (as
defined in the Preliminary Offering Memorandum) is
terminated on or prior to July 1, 2010, the Notes will
be subject to special mandatory redemption, at a
redemption price equal to 101% of the aggregate
principal amount of the Notes, plus accrued and unpaid
interest

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event” (as defined in the Preliminary Offering Memorandum) at 101% of the principal amount, plus accrued and unpaid interest
Day Count:	30/360
Payment Business Days:	New York
Payment Convention:	Following, Unadjusted
Minimum Denomination / Multiples:	$2,000 / $1,000
CUSIP / ISIN:	144A: 12572XAA8 / US12572XAA81 REG S: U1900PAA8 / U1900PAA85
Joint Bookrunning Managers:	Barclays Capital Inc. Banc of America Securities LLC UBS Securities LLC
Co-Managers:	Lloyds TSB Bank plc Scotia Capital (USA) Inc. BMO Capital Markets Corp. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have prepared the Preliminary Offering Memorandum for the offering to which this communication relates. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the Preliminary Offering Memorandum. Any initial purchaser participating in the offering will arrange to send you the Preliminary Offering Memorandum if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; Banc of America Securities LLC toll-free at 1-800-294-1322 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.

This pricing term sheet shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes and the Guarantee in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the Guarantee will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes and the Guarantee have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirement.

Exhibit A

Exhibit B

CME GROUP INC.

Matters to be Covered by Opinion of Guarantor’s General Counsel

1. The statements in the Annual Report on Form 10-K under the caption “Regulatory Matters,” in each case insofar as such statements constitute a summary of certain provisions of specific agreements, statutes or regulations referred to therein, fairly present and summarize, in all material respects, such provisions referred to therein (it being understood that such counsel expresses no opinion with respect to the status of any legislative matters).

2. The documents incorporated or deemed to be incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum, as of the time they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act.

3. To the knowledge of such counsel, there are no legal or governmental proceedings pending to which the Guarantor is a party or to which any property of the Guarantor is subject which, if determined adversely to the Guarantor or such Subsidiary, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement or the Contribution Agreement (as defined below).

4. All of the issued shares of capital stock or limited liability company interests of each Subsidiary (other than the Company) of the Guarantor have been duly authorized and validly issued, are fully paid, as applicable, and non-assessable and are owned by the Guarantor free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The limited liability company interests of the Company issued to the Guarantor’s subsidiary have been duly authorized and validly issued and are owned by such subsidiary free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

ANNEX I

Resale Pursuant to Regulation S or Rule 144A.

Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Notes or the Guarantee in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Guarantee pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Notes and the Guarantee (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Notes and the Guarantee, except such advertisements as permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Notes and the Guarantee by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the securities were first offered to persons other than distributors in reliance on Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Such Initial Purchaser agrees that the Notes and the Guarantee offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial ownership of such Notes and the Guarantee by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.